Exhibit 10.13

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June 6, 2016 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation “SVB”), in its capacity as administrative agent (“Agent”), (b) SVB, ALLY BANK, a Utah state bank (“Ally”), and each other Lender listed on Schedule 1 attached hereto and other financial institutions party hereto from time to time (each, a “Lender” and collectively, the “Lenders”), and (c) AVALARA, INC., a Washington corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay to Agent, for the benefit of each Lender in accordance with its respective Pro Rata Share, the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make Advances to Borrower according to each Lender’s Revolving Line Commitment as set forth on Schedule 1 hereto, in an aggregate amount not exceeding, at any time outstanding, the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, without penalty or premium, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders, severally and not jointly, shall make one (1) term loan (the “Term Loan”) available to Borrower on the Effective Date in an aggregate principal amount of up to Twenty Five Million Dollars ($25,000,000.00); provided that a portion of the proceeds of the Term Loan shall be used to repay in full Borrower’s outstanding Existing SVB Obligations. Borrower hereby authorizes Agent to apply such proceeds to the Existing SVB Obligations as part of the funding process without actually depositing such funds in an account of Borrower.

(b) Interest Period. Commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the Term Loan occurs, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest on the outstanding principal amount of the Term Loan at the rate set forth in Section 2.3(a).

(c) Repayment. Commencing on July 1, 2017 and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan in (i) twenty-four (24) equal monthly installments of principal, based on a forty-eight (48) month amortization schedule; plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a). All outstanding principal and accrued and unpaid interest with respect to the Term Loan, and all other outstanding Obligations with respect to the Term Loan, are due and payable in full on the Term Loan Maturity Date. Once repaid, no portion of the Term Loan may be reborrowed.

(d) Voluntary Prepayment. Borrower shall have the option to prepay all or any portion of the Term Loan, provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loan at least ten (10) days prior to such prepayment and (ii) pays, on the date of such prepayment, (a) the principal amount of the Term Loan to be repaid and accrued but unpaid interest, plus (b) the applicable Term Loan Prepayment Premium, plus (c) all other sums, including Lenders’ Expenses, if any, that shall have become due and payable. Voluntary prepayments hereunder shall be in a minimum principal amount of Five Million Dollars ($5,000,000.00) and increments of One Million Dollars ($1,000,000.00) in excess thereof (or if less, the then-remaining outstanding principal balance of the Term Loan).

(e) Mandatory Prepayment upon an Acceleration. If the Term Loan is accelerated following the occurrence of an Event of Default (including, without limitation, an Event of Default pursuant to Section 8.5 hereof), Borrower shall immediately pay to Agent, for the ratable benefit of the Term Loan Lenders, an amount equal to the sum of (i) all outstanding principal of the Term Loan and accrued but unpaid interest thereon, plus (ii) the Term Loan Prepayment Premium on the full outstanding principal balance of the Term Loan, plus (iii) all other sums, including Lender Expenses, if any, that shall have become due and payable.

2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Agent, for the ratable benefit of the Lenders in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Agent and the Lenders any Overadvance, Borrower agrees to pay Agent, for the ratable benefit of the Lenders, interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus two percent (2.00%), which interest shall be payable monthly in accordance with Section 2.3(d) below.

(ii) Term Loan Advance. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan Advance shall accrue interest at a floating per annum rate equal to the Prime Rate plus three percent (3.00%), which interest shall be payable monthly.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or the Lenders.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on each Payment Date and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 noon Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4 Fees. Borrower shall pay to Agent for the benefit of each Lender:

(a) Term Loan Commitment Fee. A fully earned, non-refundable Term Loan commitment fee of One Hundred Twenty-Five Thousand Dollars ($125,000.00), due and payable on the Effective Date;

(b) Revolving Line Commitment Fee. A fully earned, non-refundable Revolving Line commitment fee of One Hundred Twenty-Five Thousand Dollars ($125,000.00), due and payable on the Effective Date;

(c) Term Loan Prepayment Premium. The applicable portion of the Term Loan Prepayment Premium, when due hereunder;

(d) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last day of each calendar quarter occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one half of one percent (0.50%) per annum of the average unused portion of the Revolving Line for such calendar quarter. The average unused portion of the Revolving Line for such quarter, for purposes of this calculation, shall be the difference between (x) the Revolving Line, and (y) the average daily closing balance of the Revolving Line outstanding during the quarter; and

(e) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent or the applicable Lenders).

(f) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Agent and/or the applicable Lender, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder. Agent may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Agent shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5 Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made to Agent for the Account of Lenders, at the Funding Office in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due. Agent shall distribute such payments to Lenders in like funds as set forth in Section 2.7. Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Each borrowing by Borrower from Lenders hereunder shall be made according to the respective Term Loan Commitment Percentages, or Revolving Line Commitment Percentages, as the case may be, of the relevant Lenders.

(c) Each payment (including each prepayment) by Borrower on account of principal or interest on Advances under the Revolving Line shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amounts of the Advances.

(d) Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan. The amount of each principal prepayment of the Term Loan shall be applied to reduce the then remaining installments of the Term Loan based upon each Lender’s Pro Rata Share.

(e) Agent and the Lenders have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(f) Agent or any of the Lenders may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Agent or any Lender when due. These debits shall not constitute a set-off.

(g) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount. If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

2.6 Withholding. Payments received by Agent or any Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Agent or any Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent and each applicable Lender receive a net sum equal to the sum which each would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

2.7 Settlement Procedures.

(a) If Agent receives any payment for the account of Lenders on or prior to 12:00 noon (Pacific time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 12:00 noon (Pacific time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) In addition to and without limiting the foregoing, upon notice from Agent, each Lender shall transfer to Agent (as provided below) or Agent shall transfer to each Lender, such amounts as are necessary to insure that the amount of Advances made by each Lender shall be equal to such Lender’s Revolving Line Commitment Percentage of all Advances outstanding as of the date of such notice. If such notice is provided prior to 10:00 a.m. (Pacific time) time on a Business Day, such transfers shall be made in immediately available funds no later than the close of business on such day; and, if received after 10:00 a.m. (Pacific time), then no later than 12:00 noon (Pacific time) on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by Agent. If and to the extent any Lender shall not have so made its transfer to Agent, such Lender agrees to pay to Agent, on demand, such amount, with interest thereon, for each day from such date until the date such amount is paid to Agent, equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing, or similar fees customarily charged by Agent in connection with the foregoing.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Agent and each Lender shall have received, in form and substance satisfactory to Agent and such Lenders, such documents, and completion of such other matters, as Agent and such Lenders may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreement(s);

(c) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e) evidence that the Prior Loan Agreement, together with all documents and agreements executed in connection therewith, shall have been terminated and all amounts thereunder shall have been paid in full, it being acknowledged and agreed by SVB, as “Bank” under the Prior Loan Agreement, that (i) SVB waives any prior written notice requirements of such repayment; and (ii) such repayment in full under the Prior Loan Agreement shall not include any “2015 Prepayment Premium” (as such term is defined in the Prior Loan Agreement), and payment of any 2015 Prepayment Premium that otherwise may be due and owing to SVB (as “Bank” under the Prior Loan Agreement) as a result of any such repayment in full is hereby waived in full by SVB (as “Bank” under the Prior Loan Agreement);

(f) evidence that (i) the Liens securing the Existing SVB Obligations under the Prior Loan Agreement will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens in favor of SVB under such Prior Loan Agreement, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension hereunder, be terminated;

(g) the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(h) evidence satisfactory to Agent that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Agent;

(i) certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j) executed copies of the Subordinated SVB Loan and Security Agreement, together with all documents executed and/or delivered in connection therewith;

(k) duly executed original signatures to (i) the Lender Intercreditor Agreement; and (ii) the SVB Subordination Agreement;

(l) an opinion of Borrower’s counsel in form and covering such matters as are acceptable to Lenders in their discretion; and

(m) payment of the fees and Lender Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Transaction Report and/or Payment/Advance Form, as applicable;

(b) the representations and warranties in Section 5 of this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and/or Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 of this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) Agent and each Lender determine to their satisfaction that there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Agent and each Lender each item required to be delivered to Agent under this Agreement as a condition precedent to any such Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent and each Lender of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Agent and each Lender (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon (Pacific time) on the Funding Date of the Credit Extension. Together with any such electronic or facsimile notification, Borrower shall deliver to Agent and each Lender by electronic mail or facsimile (a) a completed Transaction Report for Advances under the Revolving Line or (b) a completed Payment/Advance Form for all other Credit Extensions, in either case executed by a Responsible Officer or his or her designee. Agent on behalf of each Lender may rely on any telephone notice given by a person whom Agent believes is a Responsible Officer or designee. Agent shall credit the Credit Extensions to the Designated Deposit Account. Agent on behalf of each Lender may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

(b) Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan or to Advances under the Revolving Line, as applicable, on demand, from Borrower.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Agent’s Lien in this Agreement).

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Agent shall terminate the security interest granted herein upon Borrower providing to SVB cash collateral acceptable to SVB in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to SVB cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, except as permitted herein, by either Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Agent that except as Borrower may hereafter disclose to Agent pursuant to Section 7.2 below: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and which Borrower has taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, pursuant to, and to the extent required to by, the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or at Permitted Locations (as defined below). None of the components of the Collateral shall be maintained at locations other than (i) as provided in the Perfection Certificate; (ii) locations where movable goods (such as laptop computers, mobile phones and the like) may be located from time to time with employees and consultants in the ordinary course of business; (iii) locations where Collateral may be temporarily located for sales, marketing, research, testing or demonstration purposes in the ordinary course of business; (iv) Inventory and components in transit, including Inventory in transit from foreign manufacturers and suppliers; (v) Inventory, raw materials, work business; (vi) co-location facilities and data centers where Borrower maintains Equipment in the ordinary course of business; (vii) locations as to which Borrower has given Agent notice pursuant to Section 7.2; and (viii) other locations where Collateral with a fair market value of less than Two Hundred Fifty Thousand Dollars ($250,000.00) may be located at any one location (provided however, the aggregate fair market value of Collateral at all such locations shall not exceed Five Hundred Thousand Dollars ($500,000)) (the “Permitted Locations”).

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers, distributors, resellers, manufacturers, suppliers and joint-development partners in the ordinary course of business, or as permitted under Section 7.1, (b) over-the-counter software that is commercially available to the public, (c) other Intellectual Property not material to the conduct of Borrower’s business, and (d) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate or as otherwise has been disclosed to Agent in writing from time to time. Each Patent which Borrower owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, or as disclosed to Agent in writing from time to time after the Effective Date, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Accounts Receivable. For any customer Account that generates Recurring Revenue, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such customer Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each customer Account that generates Recurring Revenue shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are customer Accounts that generate Recurring Revenue. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all customer Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Borrower is the owner of and has the legal right to sell, transfer, assign and encumber each customer Account, and there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount.

5.4 Litigation. Except as disclosed to Agent from time to time pursuant to Section 6.2, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its consolidated Subsidiaries delivered to Agent and each Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the respective dates thereof and their results of operations for the respective period(s) covered thereby. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent and each Lender.

5.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted except where failure to make such declarations, filings or notices could not have a material adverse effect on Borrower’s business or operations.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required foreign, federal, state and material local tax returns and reports, and Borrower has timely paid all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000.00).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions: (a) for the repayment in full of the Existing SVB Obligations; (b) as working capital; and (c) to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent and each Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6.	AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations; provided, that (a) the legal existence of any Subsidiary that is not a Guarantor may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrower, such termination or lapse is in the best interests of Borrower and its Subsidiaries, taken as a whole, and (b) Borrower may not permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse; and provided, further, that this Section 6.1 shall not be construed to prohibit any other transaction that is otherwise expressly permitted in Section 7 of this Agreement. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent, for the ratable benefit of the Lenders, in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent and Lenders.

6.2 Financial Statements, Reports, Certificates. Provide Agent and each Lender with the following:

(a) Monthly Reports. Within thirty (30) days after the last day of each month, (i) aged listings of accounts receivable and accounts payable (by invoice date), and (ii) a report of Borrower’s Deferred Revenue;

(b) Transaction Reports. (i) With each request for an Advance and (ii) within thirty (30) days after the last day of each month, a Transaction Report (and any other schedules and reports related thereto as Agent may reasonably request);

(c) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated (with respect to Avalara and its Subsidiaries) balance sheet, statement of cash flows and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Agent (the “Monthly Financial Statements”);

(d) Quarterly Lenders’ Meeting. Quarterly, as soon as practicable, but no later than forty-five (45) days after the end of each fiscal quarter, one or more Responsible Officers shall meet with the Lenders to discuss Borrower’s past performance and future plans, in detail reasonable acceptable to the Lenders;

(e) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent may reasonably request;

(f) Annual Operating Budget and Financial Projections. Within forty-five (45) days after the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s Board, together with any related business forecasts used in the preparation of such annual financial projections;

(g) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion;

(h) 409A Valuation Report. Within thirty (30) days after receipt by Borrower, a copy of Borrower’s 409A valuation report; provided that such reports shall no longer be required after such time (if any) as Borrower becomes subject to the reporting requirements under the Exchange Act;

(i) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower’s security holders or to any holders of Subordinated Debt;

(j) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address or at such time as such documents are posted electronically on a publicly available site; provided, however, Borrower shall promptly notify Agent and Lenders in writing (which may be by electronic mail) that it has become subject to the reporting requirements under the Exchange Act and if it ceases to be subject to such reporting requirements;

(k) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) or more; and

(l) Other Financial Information. Other financial information reasonably requested by Agent or any Lender.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date; provided that for those that do not follow Borrower’s customary practices, Borrower must promptly notify Agent of such returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000.00).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee. All liability policies shall show, or have endorsements showing Agent as an additional insured. Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Proceeds payable under any property policy are, at Agent’s option, payable to Agent for the ratable benefit of the Lenders on account of the Obligations.

(c) At Agent’s or and Lender’s request, Borrower shall deliver copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled; provided, however, that Borrower may increase coverage without such prior notice; and provided, further, that prior notice shall not be required if Borrower obtains equal or superior coverage at the time of any such cancellation so long as Borrower has provided Agent with evidence satisfactory to Agent that such insurance policies and all endorsements required by Section 6.5 hereof are in full force and effect. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent and/or the Lenders may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent and Lenders deem prudent.

6.6 Operating Accounts.

(a) Maintain its primary operating and other deposit accounts and securities accounts with SVB and SVB’s Affiliates; provided, that Domestic Subsidiaries of Avalara shall be permitted to maintain accounts in existence as of the Effective Date (the “Existing Domestic Subsidiary Accounts”) at financial institutions other than SVB and SVB’s Affiliates, so long as either (i) such accounts become subject to a Control Agreement in favor of Agent in connection with the joinder of such Domestic Subsidiaries to this Agreement in accordance with the provisions of Section 6.13; or (ii) for any Existing Domestic Subsidiary Accounts that are at any time not subject to a Control Agreement in favor of Agent, the aggregate dollar amount in such Existing Domestic Subsidiary Accounts does not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate for all such Existing Domestic Subsidiary Accounts at any time, with amounts in excess thereof promptly, and in any event within three (3) Business Days, transferred to an account of Avalara maintained at SVB. Borrower will not be required to maintain with SVB its Customer Trust Account(s) or accounts in locations in which SVB does not offer account services that are required by Borrower; provided that such amounts are maintained in the ordinary course of Borrower’s business.

(b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause (and for accounts in countries outside of United States,

Borrower shall use commercially reasonable efforts to cause) the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent and the Lenders by Borrower as such.

6.7 Financial Covenants.

(a) Minimum Net Billings. For each trailing three-month period ending at the end of each month, commencing with the three month period ending June 30, 2016 and continuing through and including the three-month period ending February 28, 2018, maintain Net Billings of not less than eighty percent (80%) of the corresponding monthly amount indicated in the “Trailing 3 Month Net Billings” column of the Avalara Monthly Net Billings Projection, Consolidated Financial Model Version 3.4.1, dated May 26 2016, provided to Agent and the Lenders.

For the monthly period ending March 31, 2018 and each monthly period ending thereafter, the Minimum Net Billings requirements shall be determined by Agent, Lenders and Borrower following receipt of Borrower’s projections approved by the Board for the period from January 1, 2018 through March 31, 2019, as delivered in accordance with Section 6.2. The failure of Borrower, Agent and Lenders to mutually agree on the minimum Net Billings requirements in writing after good faith, reasonable negotiations, on or before March 31 of each fiscal year for the corresponding annual period shall result in an immediate Event of Default for which there shall be no grace or cure period.

(b) Minimum Liquidity. Minimum Liquidity, tested as of the last day of each month, in an amount equal to or greater than Ten Million Dollars ($10,000,000.00).

6.8 Protection and Registration of Intellectual Property Rights.

(a) (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property except where Borrower in the exercise of its reasonable business judgment deems it appropriate not to do so; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent except where Borrower in the exercise of its reasonable business judgment deems it appropriate to do so.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall provide written notice in the then-next Compliance Certificate required to be delivered hereunder and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of the Lenders, in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of the Lenders, in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain, for the ratable benefit of the Lenders, a first priority perfected security interest in such property.

(c) Provide written notice to Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed Collateral and for Agent, for the ratable benefit of the Lenders, to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents, in each case for the ratable benefit of the Lenders; provided, however, so long as Borrower expends such commercially reasonable efforts the failure to obtain such consent or waiver shall not be an Event of Default.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Allow Agent, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months (or more frequently as conditions may warrant) unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Agent or any Lender shall determine is necessary. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be One Thousand Dollars ($1,000.00) per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Agent schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Agent, then (without limiting any of Agent’s rights or remedies), Borrower shall pay Agent a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect domestic Subsidiary or acquires any direct or indirect domestic Subsidiary after the Effective Date, Borrower and such Guarantor shall, at Agent’s request, (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, or, if Agent so requests, a Guaranty, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent, for the ratable benefit of the Lenders, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent; provided, that, with respect to Avalara UK, such pledge of Avalara’s direct ownership interest in Avalara UK shall be limited to sixty-six percent (66%) of the voting stock or other equity interest and one hundred percent (100%) of all other ownership interest of Avalara in Avalara UK, and (c) provide to Agent all other documentation in form and substance satisfactory to Agent which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement; provided, however, Borrower shall not be required to provide for Agent to have possession or control over, or to designate Agent as consignee under, any documents or instruments (such as bills of lading, air bills and the like) covering goods being imported from foreign suppliers and manufacturers unless Agent determines in its good faith business judgment that such possession, control or designation is necessary and appropriate to protect or enforce Agent’s rights and remedies. Deliver to Agent, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.13 Post-closing Matters.

(a) On or before the date that is twenty (20) Business Days after the Effective Date (or such later date as Agent and the Requisite Lenders shall determine, in their sole discretion), Borrower shall deliver an executed landlord’s consent, in form and substance acceptable to the Agent and the Requisite Lenders, in their sole discretion, for the Borrower’s leased location at 100 2nd Avenue #300, Seattle, Washington 98101;

(b) On or before the date that is twenty (20) Business Days after the Effective Date (or such later date as Agent and the Requisite Lenders shall determine, in their sole discretion), Borrower shall cause each Domestic Subsidiary in existence as of the Effective Date, to execute a joinder to become a Borrower under this Agreement and to join and/or execute and deliver each other Loan Document as would otherwise be required of a “Borrower” under this Agreement; and

(c) On or before the date that is thirty (30) Business Days after the Effective Date (or such later date as Agent and the Requisite Lenders shall determine, in their sole discretion), Borrower shall deliver an executed stock pledge agreement, in form and substance acceptable to the Agent, in its sole discretion, pledging sixty-six percent (66%) of the voting stock or other equity interest and one hundred percent (100%) of all other ownership interest of Avalara in Avalara UK.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of the Requisite Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower not prohibited by Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (g) consisting of payments on the Vogt Indebtedness up to an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00), so long as no Event of Default has occurred or would occur as a result of any such payments and provided that such permitted amount shall reduce on a dollar-for-dollar basis as the principal portion of such indebtedness is repaid or otherwise satisfied.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) except as provided in Section 7.3, liquidate or dissolve; or (c) fail to provide notice to Agent of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after his or her departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate;

provided, however, that Borrower shall provide written notice to Agent if the aggregate value of Collateral stored at all such new offices or business locations is greater than or equal to Five Hundred Thousand Dollars ($500,000.00) (including notification of any new locations added at such time), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Agent, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Agent; provided, however that consent of Agent shall not be required if Borrower obtains such a bailee agreement in advance of delivery of the Collateral.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except for Permitted Acquisitions. A Subsidiary, including, without limitation, any Borrower (other than Avalara), may dissolve, merge or consolidate with and into Avalara or any other Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness; provided, that, with respect to any Permitted Intercompany Indebtedness, at the request of the Requisite Lenders, in their sole discretion, Borrower shall (i) cause such Permitted Intercompany Indebtedness to be evidenced by a promissory note issued by the applicable Foreign Subsidiary; and (ii) execute and deliver a collateral assignment (in form and substance acceptable to the Agent, in its sole discretion) of such promissory note in favor of Agent (for the benefit of the Lenders), with respect to any such promissory note.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchases do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any six (6) month period; (iv) Borrower may purchase fractional shares of its capital stock arising out of stock dividends, splits or combinations or business combinations, so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchases do not exceed Fifty Thousand Dollars ($50,000.00) in the aggregate in any fiscal year; and (v) any Borrower may pay dividends or make distributions to any other Borrower, or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Borrower’s sale of equity interests, including, without limitations, transactions constituting bona fide rounds of equity financing for capital raising purposes provided that such transactions are approved by the Board, (c) incurrence and issuance of Subordinated Debt, (d) employment arrangements with executive officers entered into in the ordinary course of business, consistent with past practice, on fair and reasonable terms, as approved by the Board, (e) reasonable and customary fees paid to members of the Board and its Subsidiaries, consistent with past practice, or (f) any transaction between Borrower and its Subsidiaries or between Borrower’s Subsidiaries in each case constituting Permitted Investments and/or Permitted Indebtedness.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 2.2, 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.10, 6.11 or 6.12 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Fifty Thousand Dollars ($50,000.00), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower, taken as a whole, ceases to be solvent as described under Section 5.6 hereof; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. (a) any default or event of default occurs and is continuing under the Subordinated SVB Loan and Security Agreement, or (b) there is, under any other agreement to which Borrower or any Guarantor is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000.00); or (ii) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business; provided, however, that the Event of Default under this Section 8.6 (b) caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Agent be materially less advantageous to Borrower or any Guarantor.

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, vacated, or paid, or after execution thereof stayed or bonded pending appeal, or such judgments are not satisfied, vacated or discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. (a) Borrower shall be in breach of any document, instrument, or agreement evidencing any Subordinated Debt, (b) any Subordination Agreement shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or (c) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement, the Lender Intercreditor Agreement, the SVB Subordination Agreement or any other applicable Subordination Agreement; or

8.10 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal causes, or could reasonably be expected to cause, a Material Adverse Change.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies. If an Event of Default has occurred and is continuing, with the consent of Requisite Lenders, Agent may, or upon the request of Requisite Lenders, Agent shall, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or Lenders);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent or any Lender;

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with SVB in an amount equal to at least 105% (for Letters of Credit denominated in Dollars) and at least 110% (for Letters of Credit denominated in a Foreign Currency) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s security interest in such funds;

(f) make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(g) apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Agent owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders;

(i) place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Agent and Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and each Lender’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or and Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent, with the consent of the Requisite Lenders, shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5 Liability for Collateral. So long as Agent and Lenders complies with reasonable banking practices regarding the safekeeping of the Collateral in their possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10.	AGENT

10.1 Appointment and Authority.

(a) Each Lender hereby irrevocably appoints SVB to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of this Section 10 are solely for the benefit of Agent and Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

10.2 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10.2 shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.3 Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(a) be subject to any fiduciary, trust, agency or other similar duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Requisite Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.7) or (ii) in the absence of its own gross negligence or willful misconduct.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Requisite Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Requisite Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and all future holders of the Loans.

10.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except with respect to defaults in the payment of principal, interest or fees required to be paid to Agent for the account of Lenders), unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Requisite Lenders (or, if so specified by this Agreement, all Lenders).

10.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own decision to make its Credit Extensions hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

10.7 Indemnification. Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so in accordance with the terms hereof, according to its Commitment Percentage in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, in accordance with its Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8 Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

10.9 Successor Agent. Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a financial institution located in the United States or an Affiliate of any such financial institution located in the United States. If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Requisite Lenders appoint a successor Agent as provided for above in this Section 10.9. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.9). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

10.10 Defaulting Lender.

(a) If for any reason any Lender shall fail or refuse to abide by its payment and/or funding obligations under this Agreement, including, without limitation, its obligation to make available to Agent its Revolving Line Commitment Percentage of any Advances, expenses or setoff and such failure is not cured within two (2) days of receipt from Agent of written notice thereof (such Lender is referred to herein as a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to the other Lenders, Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal (except that a Defaulting Lender shall retain its rights with respect to the matters in Section 13.7 (i), (ii) and (iii)), and (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of outstanding Advances, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments, Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Advance. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove and in Section 10.10(d) below shall be restored only upon the payment by the Defaulting Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.5(g) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Defaulting Lender(s) shall have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, after not less than ten (10) days prior written notice by Agent (upon the request of such non-Defaulting Lender(s)) to the Defaulting Lender, for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Revolving Line Commitment to fund future Advances. Upon any such purchase of the Commitment Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.

(c) Each Defaulting Lender shall indemnify Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Revolving Line Commitment Percentage of an Advance or to otherwise perform its obligations under the Loan Documents.

(d) Notwithstanding anything herein to the contrary, a Defaulting Lender shall not be entitled to the Unused Revolving Line Facility Fee.

11.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission (with such electronic mail or facsimile transmission promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 11); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to Borrower:	Avalara, Inc.
1100 Second Avenue #300
Seattle, WA 98101
Attn: Chief Financial Officer

with a copy to:	Avalara, Inc.
1100 Second Avenue #300
Seattle, WA 98101
Attn: General Counsel
Email: Legal@Avalara.com

If to Agent:	Silicon Valley Bank
901 Fifth Avenue, Suite 3900
Seattle, WA 98164
Attn: Jayson Davis
Email: jdavis@svb.com

with a copy to:	Ally Bank
300 Park Avenue, 4th Floor
New York, New York 10022
Attn: Brian Baranaskas
Email:brian.baranaskas@ally.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, MA 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 692-3455
Email: cstavros@sriemerlaw.com

12.	CHOICE OF LAW. VENUE. JURY TRIAL WAIVER. AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 12 shall survive the termination of this Agreement.

13.	GENERAL PROVISIONS

13.1 Termination Prior to Maturity Date; Survival. This Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent and the Lenders. Notwithstanding any termination of this Agreement, all of Lenders’ security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that any Lender may, in its sole discretion, refuse to make any further Advances after termination. No termination of this Agreement shall in any way affect or impair any right or remedy of Agent or any Lender, nor shall any such termination relieve Borrower of any Obligation to any Lender, until all of the Obligations have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

13.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent and Lenders’ prior written consent (which may be granted or withheld in Agent’s and Lenders’ sole discretion). Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

13.3 Indemnification. Borrower agrees to indemnify, defend and hold Agent, each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, Lenders and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 13.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

13.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.6 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

13.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or subordinate Lenders’ security interest in, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Agent, Requisite Lenders (or by Agent with the consent of Requisite Lenders) and Borrower; provided that no such amendment, waiver or consent shall, unless in writing and signed by all Lenders directly affected thereby (or by Agent with the consent of all Lenders directly affected thereby), in addition to Agent, Requisite Lenders (or by Agent with the consent of Requisite Lenders) and Borrower, do any of the following: (i) increase or decrease the amount of, or extend the term of, any Revolving Line Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on (other than waiving the imposition of the Default Rate) any Term Loan or reduce the amount of any fees payable under any Loan Document, (iii) postpone the date fixed for or reduce or waive any scheduled installment of principal or any payment of interest or fees due to any Lender under the Loan Documents, (iv) release or subordinate the Lien on all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Intellectual Property (which shall be deemed to affect all Lenders), in each case, except as otherwise may be provided in any Loan Document, (v) release a Borrower from, or consent to a Borrower’s assignment or delegation of, such Borrower’s obligations under the Loan Documents (which shall be deemed to affect all Lenders), except as otherwise may be provided in any Loan Document, (vi) amend, modify, terminate or waive Section 8.3, or (vii) amend or modify the definition of “Requisite Lenders” or any provision providing for the consent or other action by all Lenders. No amendment or modification shall, unless in writing and signed by all Lenders holding a Revolving Line Commitment, amend or modify the definitions of “Borrowing Base” and “Availability Amount”, amend, modify or waive the conditions precedent set forth in Section 3.2 and/or Section 3.3 applicable to the Revolving Line, or amend modify or waive any other provision having the effect of increasing the Availability Amount. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

13.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.9 Confidentiality. In handling any confidential information, Agent and each Lender shall exercise the same degree of care that it exercises for its own respective proprietary information, but disclosure of information may be made: (a) to Agent and/or any Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Agent/Lenders, collectively, “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Agent shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required in connection with an examination or audit of Agent or any Lender; (e) as Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Agent and/or Lenders, so long as such service providers have executed a confidentiality agreement with Agent and/or Lenders with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or Lenders; or (ii) disclosed to Agent and/or Lenders by a third party if Agent/Lenders do not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

13.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower, Agent and/or Lenders arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form; each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

13.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.16 PATRIOT Act Notice. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow Lender, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

13.17 Avalara as Borrower Agent; Borrower Liability. Only Avalara may, for itself and on behalf of each other Borrower, request Advances hereunder. Each Borrower other than Avalara hereby appoints Avalara as agent for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

14.	DEFINITIONS

14.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advance” means an advance (or advances) under the Revolving Line.

“Advance Rate” is, for a particular quarter, (a) three hundred percent (300%) multiplied by (b) the Net Revenue Retention Rate as of the last day of the immediately preceding quarter. Notwithstanding the foregoing, (a) at no point shall the Advance Rate exceed three hundred fifty percent (350%) and (b) Agent may adjust the Advance Rate in its sole discretion, based on events, conditions, contingencies or risks as reasonably determined by Agent after notice and consultation with Borrower.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances.

“Avalara” is Avalara, Inc., a Washington corporation.

“Avalara UK” Avalara EU Holdings UK Limited, a private limited company formed under the laws of England and Wales and a wholly owned Subsidiary of Avalara.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” is Borrower’s board of directors.

“Borrower” is (i) on the Effective Date, Avalara, and (ii) after the Effective Date, Avalara and each other entity that executes a joinder agreement to become a “Borrower” under the Loan Agreement and a party to the other Loan Documents.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” means, with respect to any date of determination, the product of (a) Borrower’s average trailing three (3) month Recurring Revenue for the most recent period ended multiplied by (b) the Advance Rate; provided, however, that Agent may decrease the foregoing amount in its sole discretion, based on events, conditions, contingencies, or risks as reasonably determined by Agent after notice and consultation with Borrower.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (The “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Agent and Lenders the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent and Lenders a description of the material terms of the transaction, and such venture capital or private equity investors are approved by the Requisite Lenders, in their sole discretion; (b) except for a change in the members of the Board or other equivalent body of Borrower resulting from the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Agent and Lenders the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent and Lenders a description of the material terms of the transaction, and such venture capital or private equity investors are approved by the Requisite Lenders, in their sole discretion, during any period of twelve (12) consecutive months, a majority of the members of the Board or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

“Claims” is defined in Section 13.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of Jaw, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” means, as to any Lender, the sum of the Revolving Line Commitment and the Term Loan Commitment of such Lender.

“Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on Schedule 1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Overadvance, the Term Loan Advance or any other extension of credit by Agent or any Lender for Borrower’s benefit under this Agreement.

“Customer Trust Account” is any account or funds of Borrower’s customer(s) (including customer trust accounts, instruments held by Borrower (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, in each case arc the property of Borrower’s customers), whether now owned or hereafter acquired, wherever located.

“Defaulting Lender” is defined in Section 10.10.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account denominated in Dollars, account number *******604, maintained by Borrower with SVB.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Existing Domestic Subsidiary Accounts” is defined in Section 6.6(a).

“Existing SVB Obligations” are the “Obligations” (as such term is defined in the Prior Loan Agreement) under the Prior Loan Agreement.

“Federal Funds Effective Date” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“Funding Office” means the office of Agent specified in Section 11 or such other office as may be specified from time to time by Agent as its funding office by written notice to Borrower and Lenders.

“FX Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance),payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Member” means Borrower and its Subsidiaries.

“Guarantor” is any Person providing a Guaranty in favor of Agent and the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 13.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” means that certain Intellectual Property Security Agreement between Borrower and Agent, dated as of the Effective Date, as the same may be amended, modified, supplemented or restated from time to time.

“Key Person” is Borrower’s Chief Executive Officer, who is Scott McFarlane as of the Effective Date.

“Lender” and “Lenders” means the Persons identified on Schedule 1 hereto, and each assignee that becomes a party to this Agreement pursuant to Section 13.1.

“Lender Entities” is defined in Section 13.9.

“Lender Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, by and among Agent, SVB an each other Lender.

“Lenders’ Expenses” are all attorneys’ and consultant’s fees (including without limitation those of Lender’s outside counsel and in-house counsel, and whether incurred before, during or after an Insolvency Proceeding), and all filing, recording, search, appraisal, audit, and other costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any attorneys’ fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower or any Guarantor.

“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust , levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the IP Agreement, any Bank Services Agreement, the Lender Intercreditor Agreement, the SVB Subordination Agreement, any other Subordination Agreement, any stock pledge agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Agent and/or the Lenders in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” means the Revolving Line Maturity Date and/or the Term Loan Maturity Date, as applicable.

“Minimum Liquidity” is, as of any date of measurement, the sum of (i) Borrower’s Qualified Cash; plus (ii) the unused Availability Amount; plus (iii) the undrawn Subordinated Debt Availability Amount.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Billings” means, as for any period as at any date of determination, Borrower’s revenue for such period, determined in accordance with GAAP, plus any increase and minus any decrease in Deferred Revenue over such period.

“Net Revenue Retention Rate” is, for any Subject Quarter, expressed as a percentage, and calculated by dividing (a) retained revenue by (b) retention base revenue. For purposes of this definition, retention base revenue means subscription and returns revenue from all customers in the twelve-month period ending one-year prior to the end of such quarter, and retained revenue means subscription and returns revenue from that same group of customers for twelve-month period ending at the end of such quarter, in each case including the effects of both customer churn and upsell.

“Non-borrower Subsidiaries” means any direct or indirect Subsidiaries of Borrower that are not parties to the Loan Documents as a Borrower or a Guarantor.

“Obligations” are Borrower’s present and future obligation to pay when due any debts, principal, interest, fees, the Term Loan Prepayment Premium, the Unused Revolving Line Facility Fee, Lender Expenses, and all other amounts Borrower owes Agent and/or any Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or any Lender, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” means (a) with respect to the Term Loan Advance, the first (1st) calendar day of each month, and (b) with respect to each Advance under the Revolving Line, the first (1st) calendar day of each month.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisitions” means, collectively, any acquisition of the assets or equity interests (by purchase, merger or otherwise) of another Person or division of another Person which has been consented to in writing by the Requisite Lenders, in their sole discretion, or that otherwise satisfies all of the following conditions:

(i) all transactions in connection therewith shall be consummated in accordance with applicable law;

(ii) Agent and each Lender shall have received at least 30 days’ prior written notice of such Permitted Acquisition, which notice shall include a copy of the letter of intent or term sheet applicable to such Permitted Acquisition;

(iii) all of the equity interests acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by Borrower or a Subsidiary; and

(iv) such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors.

Notwithstanding anything to the contrary contained herein, in order for any acquisition of the assets or equity interests (by purchase, merger or otherwise) of another Person or division of another Person to constitute a “Permitted Acquisition”, Borrower must comply with all of the following:

(A) within thirty (30) days of the closing of such Permitted Acquisition, Borrower and the target shall have executed such documents and taken such actions as may be required by Agent, in its sole discretion, to provide Agent with a security interest in the acquired assets;

(B) Borrower shall have delivered to Agent and each Lender, in form and substance satisfactory to Agent, evidence that Borrower has maintained, after giving effect to such Permitted Acquisition, a balance of cash plus the unused portion of the Availability Amount, of not less than Fifteen Million Dollars ($15,000,000.00);

(C) Borrower shall have delivered to Agent and each Lender, in form and substance satisfactory to Agent and sufficiently in advance (and in any case no later than fifteen (15) days prior to such Permitted Acquisition), such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition and the pro forma certifications required by clause (D) below, in each case, as Agent and/or each Lender shall reasonably request;

(D) for Permitted Acquisitions for which total consideration is equal to or greater than Two Million Dollars ($2,000,000.00), no later than fifteen (15) days prior to the date of such Permitted Acquisition, the Agent and each Lender shall have received, in form and substance reasonably satisfactory to Agent, a certificate of the chief financial officer of Borrower demonstrating (1) pro forma compliance with the financial covenants set forth in Section 6.9, before and after giving effect to such Permitted Acquisition, and (2) compliance with the other terms of the Loan Documents (before and after giving effect to such Permitted Acquisition);

(E) at the time of such Permitted Acquisition and after giving effect thereto, (i) no Event of Default and no event that, with notice or the passage of time or both, would constitute and Event of Default, shall have occurred and be continuing and (ii) all representations and warranties contained in the Loan Documents shall be true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(F) all transactions must be non-hostile in nature and in the same line of business.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business and Indebtedness with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness consisting of interest rate, currency or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect Borrower against fluctuations in interest rates, currency exchange rates or commodity prices;

(g) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(h) unsecured Indebtedness of Foreign Subsidiaries, in an aggregate amount for all such Indebtedness not to exceed One Million Dollars ($1,000,000.00) outstanding at any time;

(i) Permitted Intercompany Indebtedness, in an aggregate amount not to exceed, together with any additional Investments in Foreign Subsidiaries described in Section (g)(iv) of the definition of “Permitted Investments”, Ten Million Dollars ($10,000,000.00) outstanding at any time;

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be; and

(k) the Vogt Indebtedness.

“Permitted Intercompany Indebtedness” means loans by Avalara to Foreign Subsidiaries to the extent permitted under this Agreement.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) (i) Investments consisting of Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, if any, approved by the Board, as adopted and amended from time to time; provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit and securities accounts in which Agent has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Acquisition;

(g) Investments (i) by a Secured Credit Party in another Secured Credit Party, (ii) by Borrower in Avalara Technologies Private Limited, a wholly-owned Subsidiary of Parent organized under the laws of India, not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any calendar quarter; provided, however, that no such Investment shall be permitted if an Event of Default has occurred and is continuing or would be caused by such Investment, (iii) by Non-Borrower Subsidiaries in other Non-Borrower Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year or in Borrower, and (iv) additional Investments after the Effective Date of Avalara in Foreign Subsidiaries, in an aggregate amount for all such additional Investments in Foreign Subsidiaries not to exceed, together with all outstanding Permitted Intercompany Indebtedness, Ten Million Dollars ($10,000,000.00) at any time;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of interest rate, currency or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(k) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph G) shall not apply to Investments of Borrower in any Subsidiary; and

(l) Investments in Permitted Acquisitions.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books; provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (including Liens under capital leases) (i) on Equipment and related software acquired or held by Borrower incurred for financing the acquisition of the Equipment and related software, or (ii) existing on Equipment and related software when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment and related software, and in the case of (i) and (ii) combined securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding;

(d) Liens of carriers, warehousemen, mechanics, landlords, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase (unless such Indebtedness is otherwise Permitted Indebtedness);

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business; and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement; and

(k) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions and securing fees and other ordinary charges relating to such accounts; provided that Agent has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Permitted Locations” is defined in Section 5.2.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the greater of (i) three and one-half percent (3.50%) and (ii) the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by Agent as its prime rate in effect at its principal office in the State of California (such Agent announced Prime Rate not being intended to be the lowest rate of interest charged by Agent in connection with extensions of credit to debtors).

“Prior Loan Agreement” is that certain Second Amended and Restated Loan and Security Agreement, by and between Borrower and SVB, dated as of December 1, 2015.

“Pro Rata Share” has the meaning given such term in the Lender Intercreditor Agreement.

“Qualified Cash” as of any date of determination, the amount of unrestricted cash of Borrower and its Subsidiaries that is subject only to the first-priority perfected security interest of Agent, and is not subject to any other Lien (other than Liens in favor of SVB that are subject to the SVB Subordination Agreement).

“Recurring Revenue” is the monthly subscription revenue of Borrower received from the execution of all customer contracts, including monthly, quarterly and annual contracts in the ordinary course of Borrower’s business, in each case determined in accordance with GAAP minus any discounts, credits, reserves for bad debts, customer adjustments, or similar items and specifically excluding revenue or accounts receivable based on (i) sales of inventory, goods or equipment; (ii) transaction revenue not received in the ordinary course of business; (iii) sales or services not in the ordinary course of business; (iv) revenue received due to one-time non-recurring transactions, installation and/or setup fees; (v) add-on purchases by Borrower’s existing clients not resulting in a continuing stream of revenue; and (vi) such other exclusions as Agent shall determine, in its reasonable discretion.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means Lenders whose Pro Rata Shares aggregate more than 50%; provided, however, that so long as a Lender on the Effective Date does not assign any portion of its Term Loan Commitment, its Revolving Line Commitment, or all or any part of its Term Loans or its portion of the Revolving Line (other than an assignment to any Affiliate of such Lender), the “Requisite Lenders” shall include such Lender.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“Revolving Line” is an aggregate principal amount not to exceed Twenty-Five Million Dollars ($25,000,000.00) outstanding at any time.

“Revolving Line Commitment” means, for any Lender, the obligation of such Lender to make Advances in accordance with and subject to Section 2.1.1 of this Agreement. “Revolving Line Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolving Line Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Revolving Line Commitments represented by such Lender’s Revolving Line Commitment at such time. The initial Revolving Line Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Revolving Line Maturity Date” is June 6, 2018 (two (2) years after the Effective Date).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Credit Party” means (a) a Borrower or (b) a Guarantor that has granted a Lien in favor of Agent in such Guarantor’s Collateral.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subject Quarter” is any quarter in which Bank calculates Borrower’s Net Revenue Retention Rate.

“Subordination Agreement” is defined in the definition of Subordinated Debt.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s Obligations (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders entered into between Agent, Lenders and the other creditor (a “Subordination Agreement”)), on terms acceptable to the Agent and the Lenders and shall include, without limitation, the SVB Subordination Agreement.

“Subordinated Debt Availability Amount” means, as of any date of determination, the remaining amount available for borrowing under the Subordinated SVB Loan and Security Agreement.

“Subordinated SVB Loan and Security Agreement” is that certain Subordinated Loan and Security Agreement, by and between Borrower and SVB, dated as of the Effective Date.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB Subordination Agreement” is that certain Intercreditor and Subordination Agreement, dated as of the Effective Date, by and among Agent, each Lender and SVB, as “Bank” under the Subordinated SVB Loan and Security Agreement.

“Term Loan” or “Term Loans” has the meaning given to each in Section 2.1.2(a).

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan on the Effective Date, up to the principal amount shown on Schedule 1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Term Loan Maturity Date” is June 1, 2019.

“Term Loan Prepayment Premium” shall be an additional fee payable to Agent, for the ratable benefit of the Term Loan Lenders in amount equal to one-half of one percent (0.50%) of the principal amount of the Term Loan being repaid. Notwithstanding any provision of this Agreement to the contrary, there shall be no Term Loan Prepayment Premium in the event the Term Loan is prepaid during the ninety (90) day period ending on the Term Loan Maturity Date.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is that certain report in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.l.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

“Vogt Indebtedness” means unsecured Indebtedness of Borrower owed to Lisa Vogt in an original principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00), which shall be reduced on a dollar for dollar basis as such Indebtedness is repaid or otherwise satisfied.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

AVALARA, INC.

By	/s/ William Ingram
Name:	William Ingram
Title:	Chief Financial Officer and Treasurer

AGENT:

SILICON VALLEY BANK

By	/s/ Jayson Davis
Name:	Jayson Davis
Title:	Director

LENDERS:

SILICON VALLEY BANK

By	/s/ Jayson Davis
Name:	Jayson Davis
Title:	Director

ALLY BANK

By	/s/ Gregg C. Wise
Name:	Gregg C. Wise
Title:	Authorized Signatory

[Signature Page to Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) more than sixty five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock of Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, or (b) any Customer Trust Accounts, whether now owned or hereafter acquired, wherever located.

EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To:	Date:

LOAN PAYMENT:        AVALARA, INC.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)
Principal $		and/or Interest $
Authorized Signature:		Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)
Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C

Transaction Report

[Excel spreadsheet to be provided separately from lending officer.]

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	AVALARA, INC.

The undersigned authorized officer of Avalara, Inc., (the “Borrower”), certifies that under the terms and conditions of (a) the Loan and Security Agreement between Borrower, Agent and the Lenders (the “Senior Loan Agreement”) and (b) the Subordinated Loan and Security Agreement between Borrower and Silicon Valley Bank (the “Subordinated Loan Agreement”, and together with the Senior Loan Agreement, the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Senior Loan Agreement and Section 5.8 of the Subordinated Loan Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent and Lenders.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Lender’s Meeting	Quarterly within 45 days	Yes No
Annual financial statement (CPA Audited)	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 Business Days after filing with SEC	Yes No
A/R & A/P Agings, Deferred Revenue report	Monthly within 30 days	Yes No
Transaction Reports	Monthly within 30 days and with each Advance request	Yes No
Annual Financial Projections	FYE within 45 days	Yes No
409A Valuation Report	Within 30 days of receipt	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

Financial Covenants	Required		Actual	Complies
Maintain on a Monthly Basis:
Minimum Trailing 3-Month Net Billings*
	$		$	Yes No

Minimum Trailing 3-Month Net Billings**

	$		$	Yes No

Minimum Liquidity		$10,000,000.00	$	Yes No

*	80% of plan - see Section 6.7(a) of the Senior Loan Agreement.
**	70% of plan – see Section 6.7 of the Subordinated Loan Agreement.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

AVALARA, INC.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER
Date:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status:	Yes No

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Term Loan Commitment	Term Loan Commitment Percentage	Revolving Line Commitment	Revolving Line Commitment Percentage	Commitment Percentage
Silicon Valley Bank	$12,500,000.00	50.00%	$12,500,000.00	50.00%	50.00%
Ally Bank	$12,500,000.00	50.00%	$12,500,000.00	50.00%	50.00%

TOTAL	$25,000,000.00	100.00%	$25,000,000.00	100.00%	100.00%